Exhibit 10.1

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (together with all schedules and exhibits attached hereto, this “Agreement”) is made 2nd day of September, 2021, between and among TicketSmarter, Inc., a Nevada corporation (“Buyer”), and Jeffrey Goodman (“JG”) and Heather Goodman (“HG”), as JTWRS, and Michael Goodman (“MG”) (each, a “Seller” and collectively, the “Sellers”), individual persons, who collectively own all of the issued and outstanding membership interests (“Units”) in the company, TicketSmarter, LLC, a Kansas limited liability, and by the company, TicketSmarter, LLC, for itself and on behalf of its wholly owned subsidiary, Goody Tickets, LLC (collectively, with all predecessors-in-interest, subsidiaries and affiliates of each, the “Company”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding Units in the Company (the “Acquisition Units”); and

WHEREAS, Buyer, a wholly owned subsidiary of Digital Ally, Inc., a Nevada Corporation (“Digital Ally”), desires to purchase from Sellers, and Sellers desire to sell to Buyer, on the terms and subject to the conditions of this Agreement, all of the Acquisition Units, being all of the issued and outstanding membership interests of the Company.

NOW THEREFORE, in consideration of the foregoing recitals and of the agreements set forth below, the parties agree as follows:

ARTICLE I

THE TRANSACTION

1.1. Sale and Purchase of Acquisition Units. At the Closing, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Acquisition Units, which shall be free and clear of all liens and encumbrances as of the Closing, on the terms and subject to the conditions set forth in this Agreement.

1.2. Purchase Price.

(a)	Purchase Price Calculation. Subject to the adjustments to the purchase price set forth below, the base purchase price for the purchase and sale of the Units is $14,148,000.00, of which 70%, totaling $9,903,600.00, shall be included in the non-contingent purchase consideration, and up to 30%, totaling $4,244,400.00, which shall be payable subject to the contingency set forth in Section 1.5 of this Agreement. The purchase price shall be paid with a combination of readily available funds and Digital Ally common stock, currently traded on the NASDAQ under the symbol DGLY (hereinafter, “DGLY Shares”), as further set forth below.

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(b)	Consideration. The total aggregate consideration for the above sale and transfer of the Acquisition Units by Sellers to Buyer shall be (i) a payment at the time provided in Section 1.2(c) of Eight Million Nine Hundred Thirteen Thousand Two Hundred Forty Dollars and 0/100 ($8,913,240.00) to Sellers in readily available funds, which shall be subject to the adjustments to the Purchase Price set forth in Section 1.4 (the “Closing Payment”), plus DGLY Shares with a value of Nine Hundred Ninety Thousand Three Hundred Sixty Dollars and 0/100 ($990,360.00) (the “Stock Consideration”), and (ii) the Contingent Payment set forth in Section 1.5 of this Agreement, all subject to the terms and conditions of this Agreement. Exhibit A and Exhibit B contain the form of employment agreements for JG and MG, respectively, and Exhibit C and Exhibit D contain for JG and MG, respectively, the form of TicketSmarter, Inc. Series A Preferred Stock Certificates, containing the Certificate of Designations for such Series A Preferred, which shall be delivered to such parties and/or individuals at the time provided in Section 1.2(c). After the adjustments to the Purchase Price set forth in Section 1.4, the remaining consideration set forth in this Section 1.2(b)(i), and (ii) shall be divided among Sellers in accordance with the following percentages: ninety percent (90%) shall be paid to Seller JG and Seller HG, as joint tenants with right of survivorship (“JTRS”) and ten percent (10%) shall be paid to Seller MG. Following Closing, at the reasonable request of the CEO of the Company, Digital Ally will contribute One Million Five Hundred Thousand Dollars ($1,500,000.00) to the Company for general working capital purposes, and contemporaneously with the payoff of the line of credit of the Company with NBKC Bank, will provide a Three Million Dollar ($3,000,000.00) line-of-credit to the Company with interest to be assessed at the prime rate as set forth on the Bloomberg page PRIMBB Index (or successor page) at the time of borrowing and further provided that the line-of-credit is secured by a first on all the assets of the Company.

(c)	Delivery at Closing. At the Closing, Buyer shall deliver to Sellers the Closing Payment as adjusted by Section 1.4, and the Exhibits set forth in Section 1.2(b), and shall cause the Escrow Amount to be delivered to the Escrow Agent, and Sellers shall immediately utilize the Closing Payment proceeds to the extent necessary to pay off all the Company’s indebtedness specified in Schedule 1.2. Delivery of the Closing Payment shall be made by wire transfer, or by using any other reliable payment and delivery method as the parties shall agree to, in the amounts set forth in Section 1.2 (b) as adjusted in accordance with Section 1.4. The Stock Consideration to be provided hereunder shall be provided within forty-five (45) days of Closing.

(d)	Contingent Payment. The Contingent Payment may be paid as set forth in Section 1.5 of this Agreement.

(e)	DGLY Shares. All DGLY shares transferred to Sellers as consideration (including contingent consideration) pursuant Section 1.2 (b) of this Agreement will be non-registered legend stock that will be subject to transfer restrictions for six (6) months following the vesting of such award (but not the DGLY Stock granted to JG and MG pursuant to the Restricted Stock Grant Agreements referenced in Article V). The valuation of all DGLY Shares awarded to Sellers under this Agreement (including all Exhibits) shall be determined by the average closing price of Digital Ally stock on the last five (5) trading days prior to the date of Closing for the Stock Consideration and on the last five (5) trading days of calendar year 2021 for the DGLY Shares awarded pursuant to Section 1.5. The parties agree that regardless of the Closing Date, for accounting, tax, revenue, financial reporting, and similar purposes, this transaction, and the sale and transfer of the Acquisition Units to Buyer by Sellers shall be deemed to be effective on August 31, 2021.

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1.3. Closing and Closing Payment. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur by facsimile, email and overnight mail coordinated by Buyer and Sellers, or their respective counsel, and shall take place on September 2, 2021 or, if all conditions to each party’s obligation to close have not then been satisfied or waived, such other time and place as the parties may mutually determine, and each party shall execute and deliver such other documents as are required by Article V hereof. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.4. Purchase Price Adjustments. As of the Closing, the following adjustments shall be made to the Purchase Price.

(a)	Company Debt. Each Seller represents and warrants that all debts, obligations, and liabilities (“Debts”) of the Company are listed on Schedule 1.4(a). The Closing Payment made to Sellers shall be used by Sellers immediately following the Closing to pay off all the Debts of the Company that are listed on Schedule 1.2 to the extent such debts have not been paid off prior to the Closing; provided, however, that any Debts listed on Schedule 1.2 that are not paid off within forty-five (45) days of the Closing Date shall be included as a current liability in the Working Capital Reconciliation.

1 The working capital target will be equivalent to the working capital reflected on the June 30, 2021 balance sheet presented by the Sellers and attached hereto as Schedule 1.4(b), and as adjusted as follows:

below:

●	Total current assets reflected on Schedule 1.4(b)	$2,735,412.69
●	Less: Total Current liabilities reflected on Schedule 1.4(b)	$2,646,841.14

●	Total positive working capital reflected on Schedule 1.4(b)	$88,571.55
●	Plus: Debt to be paid off at or prior to closing of transaction	$1,700,00.00
●	Net WORKING CAPTAL TARGET at Closing	$1,788,571.55

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(b)	Target Working Capital Adjustment. The parties agree that the “Working Capital Target” at Closing shall be One Million Seven Hundred Eighty-Eight Thousand Five Hundred Seventy-One Dollars and 55/100 ($1,788,571.55), the working capital of the Company as of June 31, 2021.[1] At the Closing, Buyer shall hold back Five Hundred Thousand 0/100 Dollars ($500,000.00) from the Closing Payment (the “Escrow Amount”), which shall be calculated substantially in the manner in Schedule 1.4(b) as its good faith determination of the “Estimated Working Capital Adjustment”. The Escrow Amount shall be deposited by wire transfer of immediately available funds into a trust account designated by the law firm of Sullivan & Worcester LLP (the “Escrow Agent”), and shall be held and distributed in accordance with the terms of a disbursement letter satisfactory to the parties and the Escrow Agent to satisfy any adjustments to the Purchase Price in favor of Buyer pursuant to this Section. Within forty-five (45) days of the Closing Date, Buyer shall prepare and deliver to the Sellers, a statement (the “Buyer Working Capital Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the actual Working Capital as of the Closing (“Actual Working Capital”); the difference between the Working Capital Target and the Actual Working Capital; and the amount, and the reconciliation between the previously determined amount and the sum of the Estimated Working Capital Adjustment held back and delivered to the Escrow Agent at the Closing (the “Working Capital Reconciliation”). Within fifteen (15) business days of receipt of the Buyer Working Capital Closing Statement, Sellers may either accept Buyer’s determination of the Working Capital Reconciliation or dispute it by delivering to Buyer a written statement in reasonable detail setting forth the basis for the rejection Buyer’s determination. Assuming Sellers either affirmatively accept or do not reject Buyer’s determination of the Working Capital Reconciliation during such fifteen (15) business day period, the affected party shall pay to the other party the amount due in accordance with the Buyer Working Capital Closing Statement, provided, however, that any payment due pursuant to the Working Capital Reconciliation owed to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement, with the remainder of the Escrow Amount to be released to Sellers. If the Escrow Amount is insufficient to meet the Working Capital Target pursuant to the Working Capital Reconciliation, all further amounts necessary to meet the Working Capital Target shall be paid to Buyer by Sellers out of any Contingent Payment due to Sellers pursuant to Section 1.5, and thereafter as further provided in Section 6.4. All accrued tax reserves for taxes owed but not due at the Closing Date will be considered a Current Liability in the Working Capital Reconciliation.

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(c)	Dispute Resolution Process. In the event of a dispute, Buyer and Sellers shall use good faith efforts to jointly resolve such dispute within thirty (30) days after Buyer’s receipt of the Sellers’ statement of objections, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Buyer and Sellers cannot resolve such dispute to their mutual satisfaction within such thirty (30) day period, Buyer and Sellers shall, within the following ten days, jointly engage a mutually agreed upon independent accountant (the “Independent Accountant”) to review the Buyer Working Capital Closing Statement together with the Sellers’ statement of objections and any other relevant documents. Based on these written submissions, the Independent Accountant shall endeavor to promptly, and in all events within thirty (30) days of the last submission, provide the parties with its written determination of what is owed, if any, to the affected party with respect to the post-closing Working Capital adjustment. The determination of the Independent Accountant, absent the showing of actual fraud, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review.

1.5. Contingent Payment. In addition to the Purchase Price, the Company agrees to award to Sellers as additional consideration a combination of readily available funds and DGLY Shares with a contingent value of up to Four Million Two Hundred Forty-Four Thousand Four Hundred Dollars ($4,244,400.00) (the “Maximum Contingent Payment”) if the Company, under the post-Closing Company leadership of Seller JG, achieves EBITDA (as determined in conjunction with the Buyer’s annual audit in accordance with GAAP) for calendar year 2021 (the “Milestone Period”) of at least the Company’s forecasted EBITDA of $2,896,829.16 as represented on Schedule 1.5 (the “Milestone Goal”). The “Actual Contingent Payment” shall be based upon the fractional part of the Milestone Goal that the Company actually achieves during the Milestone Period subject to a minimum calendar year 2021 EBITDA threshold of $2,027,780.41. For the avoidance of doubt, the parties acknowledge that there will be -0-% Actual Contingent Payment pay-out for calendar year 2021 EBITDA achieved of between $0.00 and $2,027,780.41, a fractional Actual Contingent Payment payout for 2021 EBITDA of between $2,027,780.42 and $2,896,829.16, and 100% Actual Contingent Payment pay-out for calendar year 2021 EBITDA achieved in excess of $2,896,29.16. The fractional Actual Contingent Payment pay-out for 2021 EBITDA achieved of between $2,027,780 and $2,896,829.16 is based on the percentage of the Milestone Goal achieved above the $2,027,780.41 threshold. For the avoidance of doubt, the parties acknowledge the calculation of the fractional Actual Contingent Payment will be consistent with the following example; the Company reaches total calendar year 2021 EBITDA of $2,462,304.50 during the Milestone Period, the fractional Actual Contingent Payment shall be fifty percent (50%) of the Maximum Contingent Payment. The Actual Contingent Payment shall be made with ninety percent (90%) in readily available funds and ten percent (10%) in DGLY Shares. The amount of any Contingent Payment to be made shall be determined no later than March 31, 2022, with the Actual Contingent Payment to be delivered within ten days thereafter.

1.6. Further Assurances and Best Efforts. Each party hereto agrees that upon the request of any other party it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such party hereunder and to consummate the transactions contemplated hereby. Each party hereto shall use his, her or its reasonable commercial efforts to effectuate the transactions contemplated hereby as expeditiously as reasonably practicable and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

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1.7. Transfer Tax Matters. Sellers shall pay any and all personal taxes and taxes of the Company arising out of the transfer and sale of the Acquisition Units.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers represent and warrant to Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II, except as set forth in the disclosure schedules delivered by Sellers to Buyer on the date hereof and initialed by the parties (the “Disclosure Schedules”). The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article II.

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller represents and warrants to Buyer as follows:

2.1. Existence, Good Standing, Authorization and Noncontravention.

(a)	The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Kansas. Except as disclosed on Schedule 2.1, the nature of the Company’s business does not require it to be qualified or licensed in any jurisdiction other than Kansas. The Company has not conducted its business under any name other than “Goody Tickets, LLC”, Goody Digital, LLC or “TicketSmarter, LLC”, and has no parent company, affiliates, or subsidiaries other than Goody Tickets, LLC. Buyer has been furnished with true, correct and complete copies of the Company’s certificate of organization and operating agreement, as amended and in effect on the date hereof.

(b)	The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company has all requisite power and authority to enter into this Agreement and the related documents to which it is or is to become a party and perform its obligations under this Agreement and such related documents. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

(c)	Sellers have all requisite power and authority to enter into this Agreement and the related documents to which he, she, or it is or is to become a party and perform his, her, or its obligations under this Agreement and such related documents, including the full power, right, and authority to sell and transfer the Acquisition Units to Buyer. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

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(d)	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order decree or other restriction of any government, governmental agency, or court to which Sellers are subject, (ii) result in the breach of the Company’s certificates of organization or operating agreements, (iii) violate, conflict with, constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, indenture, deed, loan, mortgage, security agreement, lease or other instrument to which any Seller or the Company is a party or by which he, she, or it is bound or to which any of the Company assets is subject, except where such default would not be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company (a “Material Adverse Effect” or “Material Adverse Change”) or (iv) result in the imposition of any lien or encumbrance upon any of the Company assets. Neither any Seller or the Company is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government, governmental agency or any third party (“Required Consents”) in order for the parties to consummate the transactions contemplated by this Agreement.

2.2. Company Ownership. As shown on Schedule 2.2, Sellers are the sole Members of the Company, and collectively own the entire membership interest in the Company, free and clear of all liens and encumbrances (it being understood that the shares Buyer is purchasing from Sellers are being referenced as the “Acquisition Units” herein and constitute the entire membership interest in the Company). The Acquisition Units are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company’s certificates of organization or operating agreements, or any agreement or document to which Sellers or the Company is a party or by which he, she, or it is bound. The Company has no subsidiaries, other than Goody Tickets, LLC. Upon payment of the Purchase Price to Sellers, Buyer shall receive the Acquisition Units free and clear of any liens and encumbrances.

2.3. Obligations With Respect to Company Securities. Other than the Acquisition Units, there are no securities or other rights convertible into or exchangeable or exercisable for shares of Units of the Company, outstanding, and there are no outstanding subscriptions, options, warrants, rights, contracts, agreements, commitments, understandings or arrangements of any kind by which the Company is bound to issue, sell, repurchase, redeem or otherwise acquire or retire any additional Units or other securities of the Company. There are (a) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s Units or any interests therein; (b) no rights to have the Company’s Units registered for sale to the public in connection with the laws of any jurisdiction; and (c) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s Units.

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2.4. Company Books and Records. The record books of the Company accurately reflect all company actions taken by the members and/or managers (as applicable) in all material respects. The copies of the records of the Company, as delivered to Buyer, are true, correct, and complete copies of the originals of such documents and have not been modified or rescinded. All notes and accounts receivable of the Company are reflected properly on the Company books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company, it being understood that the Working Capital Reconciliation will contain any necessary bad debt reserves.

2.5. Condition of Assets; Title. Except for properties and assets disposed of in the ordinary course of business since the date of the Company’s Most Recent Financial Statements, the Company has good, marketable and exclusive title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties (whether real, personal or mixed, and whether tangible or intangible) that are used, or are reasonably necessary or useful, for the conduct of its business (the “Assets”), free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way covenants, conditions or restrictions of any kind, except as disclosed on Schedule 2.5. To each Seller’s actual knowledge, after reasonable inquiry (the “Seller’s Actual Knowledge”), all of the Assets are in reasonably good operating condition and repair (normal wear and tear excepted) and are commercially suitable for the uses for which they are used and/or marketed. No person or entity (“Person”) owns any material asset, tangible or intangible, that is used in the business of the Company.

2.6. Litigation. Neither Sellers nor the Company are (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge of any judicial or administrative body or agency; or (b) a party or, to each Seller’s Actual Knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court, arbitrator or other body or administrative agency of any federal, state, local, or foreign jurisdiction.

2.7. Insurance. Schedule 2.7 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Schedule 2.7 describes any material self-insurance arrangements affecting the Company.

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2.8. Employment Matters. To each Seller’s Actual Knowledge, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next twelve (12) months. Except as set forth on Schedule 2.8(a) hereto, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement or arrangement with any collective bargaining agent. Except as disclosed on Schedule 2.8, no employee of the Company is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the best of Seller’s knowledge, threatened labor dispute involving the Company and any group of its employees. Schedule 2.8(b) lists each employee benefit plan that the Company maintains or has any obligation to contribute.

2.9. Absence of Certain Changes. Except as contemplated by this Agreement, unless set forth on a Schedule 2.9, since July 31, 2021, there has not been, occurred or arisen with respect to the Company:

(a) any amendment of any provision of the Company’s certificates of organization or operating agreements;

(b) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of the Company (tangible or intangible);

(c) any materially adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations of the Company, including, without limitation, by incurring any material liability (absolute, accrued, contingent or otherwise), subjecting any Asset to any lien or encumbrance, or failing to maintain and repair the Assets in the ordinary course of business;

(d) any damage, destruction or loss to the assets, business or operations of the Company in excess of Five Thousand Dollars ($5,000) in the aggregate, whether or not covered by insurance;

(e) any change in the business policies or practices of the Company or a failure to operate the business of the Company in the ordinary course with a view to (i) preserving such business intact, (ii) retaining the services of the present officers, employees and agents of the Company, and (iii) preserving the business relationships of the Company with, and the goodwill of, accrediting bodies, governmental authorities and others;

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(f) any creation or termination of any agreement, right or liability of the Company not in the ordinary course of business, or any acceleration, termination, modification or cancelation of any agreement, contract, lease or license to which the Company is a party;

(g) any capital expenditure in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(h) any delay in the payment of accounts payable or other obligations and liabilities other than in the ordinary course of business;

(i) any initiation or settlement of any litigation, action or proceeding before any court or governmental body applicable to the Company or its property;

(j) any change in any method of accounting or any accounting practice or deterioration in accounting controls;

(k) any expiration or cancellation of any insurance coverage;

(l) any transactions with any of the Company’s directors, officers, employees, any party related by blood or marriage to Sellers or any party to which Sellers, any of the Company’s officers, employees or any such related party owns an equity or voting interest;

(m) any declaration, setting aside or payment of any dividend or distribution in respect of the Acquisition Units or any direct or indirect redemption, purchase, issuance or other acquisition of any shares by the Company; or

(n) any agreement or commitment, whether in writing or otherwise, to take any action described in this Section.

2.10. Legal Compliance. To each Seller’s Actual Knowledge, each Seller and the Company are in compliance in all material respects with all federal, state, and local laws, ordinance, regulations, rules and orders (“Laws”) applicable to them, including without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and rules and regulations relating to discrimination, employment, equal opportunity, collective bargaining and wage and hour practices and all applicable Laws concerning public health and safety, worker health and safety, pollution or protection of the environment. Neither Sellers nor the Company have received written notification of any asserted past or present failure to comply with such Laws or regulations.

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2.11. Financial Statements. Sellers have provided to Buyer the following financial statements (collectively, the “Financial Statements”): (i) compiled consolidated balance sheets and statements of income, changes in membership equity, and cash flow as of and for the trailing 12 month period ended December, 2020, and the fiscal year ended June 30, 2021 (the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, changes in membership equity, and cash flow (the “Most Recent Financial Statements”) as of July 31, 2021 and August 31, 2021 for the Company. The Financial Statements (including the notes thereto) have been prepared on an accrual basis in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since July 31, 2021, and up to the Effective Date of this Agreement, there has not been any Material Adverse Change.

Each Seller covenants to, and shall cause the Company and its independent accountants to, provide Buyer such assistance, support, and such access to its records (inclusive of financial and other information) and personnel and representatives as required by Buyer to the end that Buyer is able to accomplish, at Buyer’s expense, an audit of the Company’s books and records and assets so that Buyer is able to comply with its obligations under the federal securities law, by, among other things, preparing and timely filing a Current Report on Form 8-K with the SEC. In this regard, Sellers shall fully cooperate with Buyer’s independent Auditors with the preparation at Buyer’s expense, of the Company’s audited financial statements on the accrual basis for the fiscal years, ending, respectively, June 30, 2021, and June 30, 2020.

2.12. Liabilities. The Company has no debts, liabilities or obligations whatsoever, either accrued, absolute, fixed, contingent or otherwise of any nature whatsoever, except for those described or otherwise noted or disclosed (a) in the Financial Statements and/or (b) on Schedule 2.12.

2.13. Tax Matters. The Company has filed or caused to be filed in a timely manner all tax returns required to be filed by or with respect to the Company, and has paid in full all federal, state (including franchise taxes) and local taxes owed by the Company, whether or not shown on any such return for all taxable periods (or portions thereof) ending on or prior to the Closing Date, or, with respect to taxes not yet due as of the Closing Date (“Taxes Due Post-Closing”) has accrued sufficient reserves on its balance sheet to satisfy all such Taxes Due Post-Closing. All tax returns filed by the Company were and are correct and complete in all material respects. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. There is no tax deficiency outstanding, proposed or assessed against the Company. No tax audit or other examination of the Company is presently in progress, and none of the Sellers has been notified of any request for such tax audit or examination. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax. For the purposes of this Agreement, “taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties. For the purposes of this Agreement, “tax returns” means any return, declaration, report, claim for refund, information return, or statement or other document filed or required to be filed relating to taxes, including any schedule or attachment thereto, and including any amendment thereof. The Buyer and Sellers agree to cooperate and coordinate the election to invoke Section 338(h)(10) relative to this transaction for tax reporting purposes in order to treat the acquisition as an asset sale and purchase, in accordance with the form and documents attached as Schedule 2.13, including Form 8023.

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2.14. Solvency. No insolvency proceedings of any character affecting the Company are pending, or to each Seller’s Actual Knowledge, threatened, nor has the Company made any assignment for the benefit of creditors or taken any action in contemplation thereof.

2.15. Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.16. Agreements, Contracts and Commitments. Schedule 2.16 contains a complete and accurate list, and Sellers have delivered to Buyer, true and complete copies of all material contracts. With respect to each of the agreements, contracts and arrangements required to be disclosed on Schedule 2.16, (i) such agreement, contract or arrangement is legal, valid, binding, enforceable in accordance with its terms and is in full force and effect, (ii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by the Company or permit any third party to terminate, modify or accelerate such agreement, (iii) the Company has not repudiated any provision of such agreement, contract or arrangement, and (iv) to each of the Seller’s Actual Knowledge, no third party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by such third party or permit the Company to terminate, modify, or accelerate such agreement, contract or arrangement. Material Agreements to be listed on Schedule 2.16 shall include, without limitation, (i) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $5,000.00 per annum; (ii) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $5,000.00; (iii) any agreement concerning a partnership or joint venture; (iv) any agreement under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000.00, or under which it has imposed a lien on any of the Company’s assets, tangible or intangible; (v) any material agreement concerning confidentiality or non-competition; (vi) any material agreement with any of Sellers and/or their affiliates; (vii) any profit or equity sharing, deferred compensation, severance, or other material plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees; (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis; (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees; (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; (xi) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $5,000.00; (xii) any loan agreement agreements of any kind or nature under which the Company is a borrower or lender; or (xiii) any other agreement the performance of which involves consideration in excess of $5,000.00.

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2.17. No Brokers. The Company is not obligated to make payment of any brokerage or finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement, and the Company is not a party to any other contract with any Person, which will result in any obligation of Buyer to pay any finder’s fees, brokerage or agent’s commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

2.18. Intellectual Property. Schedule 2.18(a) sets forth a complete list of all Intellectual Property owned by the Company, all of which are owned by the Company free and clear of any encumbrances, and all pending applications and license agreements pertaining to Intellectual Property owned by the Company. Schedule 2.18(b) sets forth each item of Intellectual Property that any third party owns and that the Company uses in connection with its business (“Third Party IP”). The Company’s use of the Intellectual Property and Third-Party IP does not infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties. As used herein “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all know-how, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

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2.19. Leases. Schedule 2.19 sets forth the address of each parcel of real property leased by the Company (“Leased Real Property”), and a true and complete list of all leases for each such Leased Real Property (including the date and name of the parties to such lease document). Sellers have delivered to Buyer a true and complete copy of each such lease document, and in the case of any oral lease, a written summary of the material terms of such lease. Except as set forth in Schedule 2.19, with respect to each of the Leases: (i) such lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement either do not require the consent of any other party to such lease, or any necessary, any necessary lease consent has been obtained by Sellers, with a copy provided to Buyer; (iii) none of the Company’s possession and quiet enjoyment of the Leased Real Property under such lease has been disturbed and, to the Actual Knowledge of each Seller, there are no disputes with respect to such lease; (iv) to the Actual Knowledge of each Seller, neither the Company nor any other party to the lease is, or has been in, breach of or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; and (v) the Company has not collaterally assigned or granted any lien in such lease or any interest therein.

2.20. Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company owns and/or leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

2.21. Powers of Attorney. To the Actual Knowledge of each Seller, there are no material outstanding powers of attorney executed on behalf of the Company.

2.22. Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

2.23. Customers and Suppliers. Schedule 2.23 lists all material Company customers for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. No material supplier or customer of the Company has indicated that it intends to materially decrease or terminate its business with the Company.

2.24. Disclosure. The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in herein not misleading.

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2.25. Privacy and Cybersecurity.

(a) To each Seller’s Actual Knowledge, the Company is in compliance, in all material respects with all applicable privacy obligations. For the purposes of this Agreement, “privacy obligations” means all applicable laws that are related to privacy, security, data protection or processing of personal data, including, the California Consumer Privacy Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, the Card Association Rules, and any laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

(b) The Company has notified individuals about whom the Company processes or directs the processing of personal data regarding the Company’s personal data processing activities in material conformance with all applicable privacy obligations. Complete and correct copies of all written privacy notices have been made available to Buyer. The Company has delivered or made available true and complete copies of all current written policies relating to the processing and security of sensitive data. For the purposes of this Agreement, “sensitive data” means (a) all personal data and (b) all trade secrets and confidential or proprietary information or data in the Company’s possession, custody or control or the possession, custody or control of any third party service providers, consultants, independent contractors or other third parties on behalf of the Company and used or held for use in the conduct of the Company’s business.

(c) The Company has contractually obligated all third party service providers and customers’ outsourcers, processors, or other third parties processing personal data to (i) comply with applicable privacy obligations and (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse.

(d) To each Seller’s Actual Knowledge, there have not been any incidents of, or third party claims alleging, (i) security breaches, (ii) unauthorized access or unauthorized use of any of Company IT systems or other technology necessary for the operations of the Company, or (iii) any unauthorized access or acquisition of any sensitive data maintained by the Company or by any third party service provider on behalf of the Company. During the prior two years, the Company has not notified in writing any person of any security breach.

(e) During the prior two years, the Company has not been subject to or received any written notice of any audit, investigation, complaint, or other action by any governmental authority or other person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable privacy obligation, and to each Seller’s Actual Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

3.1. Authorization and Noncontravention.

(a) Buyer has all requisite power and authority to enter into this Agreement and the related documents to which it is or is to become a party and perform its obligations under this Agreement and such related documents. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

(b) Buyer is not in default with respect to any order of any governmental authority to which Buyer is subject, and is not in violation of any laws, ordinances, rules, regulations or policies to which it is subject, which would in any manner prevent or restrict Buyer from entering into, delivering and fully performing his obligations under this Agreement and the related documents.

3.2 No Brokers. Buyer is not obligated to make payment of any brokerage or finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement, and Buyer is not a party to any other contract with any Person, which will result in any obligation of Sellers to pay any finder’s fees, brokerage or agent’s commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

CERTAIN COVENANTS

4.1. Notices and Consents. Buyer and each Seller will, and will cause the Company to, give any notices to, make any filings with, and use each of their reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and to obtain any authorizations, consents and approvals of any government, government agency or other third party required for the valid execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.2. Conduct of Business. From the date hereof through the Closing, Sellers shall continue the operation of the Company in the ordinary course of business, consistent with past practice. Without prior written approval of Buyer, prior to the Closing, the Company and Sellers shall not grant any salary increases, enter or modify any material leases, hire additional personnel or acquire any capital assets not required for the normal day-to-day operations or take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 2.9 is likely to occur. Sellers will cause the Company to keep its business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

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4.3. Access. The Sellers shall at all reasonable times prior to the Closing Date make the Company’s property, assets and books and records available for examination, inspection and review by Buyer. No such examination, inspection or review by Buyer shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Sellers expressed in this Agreement.

4.4. Exclusivity. Sellers will not (and will cause the Company not to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Units or other securities, or any substantial portion of the assets of the Company or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

4.5. Notice of Developments. Prior to the Closing, each party hereto will give prompt written notice to the others of any material adverse development causing a breach of any of his, her or its own representations and warranties in this Agreement; provided, however, that no such disclosure by any party shall be deemed to amend or supplement any provision of this Agreement (including any Schedule or Exhibit) or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

4.6. Costs and Expenses. Except as otherwise expressly specified in this Agreement or as otherwise agreed by the parties in writing with Buyer paying for the audit contemplated by Section 2.11, Sellers shall pay all of their own fees (including professional fees), costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall not be liable for nor shall it pay any legal fees or other transactional costs of Sellers in connection with this Agreement and the transactions contemplated hereby following the Closing, and Buyer shall pay all of its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

4.7. Taxes. Sellers shall pay their respective pre-closing portion, and Buyer shall pay its respective post-closing portion, of all federal, state, local, real and personal property taxes assessed to the Company, including any employment taxes and franchise taxes, that are payable by the Company prorated ratably based on the number of days in the relevant tax measurement period that occur either prior to or after the Closing, as the case may be. Without the prior written consent of Buyer, the Company shall not make any material modification to any tax matter or the Company’s method of accounting. To this end, each Seller shall cause the Company to reserve sufficient funds on its balance sheet to cover these taxes and this tax reserve shall be reflected in the calculation of the Working Capital Target.

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4.8. Records. Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records, contracts and financial data of any sort relating to the Company. Following the Closing, Sellers shall have reasonable access to such information existing at the Closing Date and relating in any matter to (a) taxes or tax returns of the Company for any taxable year prior to the Closing Date or (b) the preparation of a final closing date balance sheet. Such access shall be during normal business hours and upon reasonable prior written request, shall include the right to inspect and copy (at the expense of Sellers and with Sellers’ commitment to maintain the confidentiality of records being copied) and shall be subject to such reasonable limitations as Buyer may impose to preserve the confidentiality or information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

4.9. Confidentiality. Following the Closing, Sellers shall (and shall cause their representatives to) treat and hold as confidential all non-public information of the Company (“Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to Buyer and/or maintain in confidence, all tangible embodiments of the Confidential Information which are in each such Seller’s possession; provided, however, that Sellers and their representatives may use or disclose such information to the extent it is required to be used in connection with the preparation of, and/or to be disclosed in, any tax return or related report or which is otherwise required to be disclosed by Law.

4.10. Covenant Not to Compete. In order to ensure to Buyer the full benefits of this Unit Purchase Agreement, for five (5) years after the Closing Date, each Seller shall not directly or indirectly, either for himself, herself, or any other Person (“Person”): (i) assist or have an interest in (whether or not such interest is active and whether as owner, partner, investor, shareholder, officer, director or as any other type of principal whatever) any Person that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the business of the Company as conducted by Buyer (its successors or assigns); or (ii) enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any Person that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the business of the Company as conducted by Buyer (its successors or assigns). If a final judgment of a court of competent jurisdiction declares that any provision of this covenant is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to fulfillment, prior to the Closing, of each of the following conditions, unless waived in writing by Buyer:

(a) Due Diligence Review. Buyer shall have completed the due diligence review of the business, results of operations, condition (financial and otherwise), prospects, assets and liabilities of the Company and its business and the results of such due diligence shall be satisfactory to Buyer in its sole and absolute discretion.

(b) Representations and Warranties; Covenants. Each of the representations and warranties of Sellers and the Company under this Agreement shall be true and correct as of the Closing Date, and Sellers and the Company shall have complied with all their covenants under this Agreement, which are to be completed prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, development or event shall have occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(d) Consents and Other Approvals. The Sellers and Buyer shall have received all Required Consents necessary prior to the Closing and no Required Consent shall contain any terms or conditions that would materially restrict or limit the ongoing operations of the Company as such operations are conducted as of the date of this Agreement.

(e) Closing Deliveries of Sellers and the Company. At the Closing, Sellers and the Company shall deliver, or cause to be delivered, to Buyer the following: (i) a Certificate signed by Sellers, dated as of the Closing Date, to the effect that the each of the representations and warranties of Sellers under this Agreement shall be true and correct as of the Closing Date, and Sellers shall have complied with all their covenants under this Agreement, which are to be completed prior to the Closing Date; (ii) a Company consent, signed by its members (if member managed) or its manager (if manager managed), authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and certifying and attaching a true and complete copy of the certificates of organization and operating agreements of the Company (including its subsidiary); (iii) all existing minute books, equity transfer records, and other materials relating to the Company’s administration which are in the possession of Sellers or the Company; (iv) certificates of good standing of the Company from the Secretary of State of Kansas, dated as of a date not more than twenty (20) days prior to the Closing Date; (v) the Buyer and JG shall have entered into a mutually satisfactory employment agreement in the form attached as Exhibit A hereto; (vi) the Buyer and Seller MG shall have entered into a mutually satisfactory employment agreement in the form attached as Exhibit B, and (vii) Buyer shall have received the escrow disbursement letter from the Escrow Agent.

5.2. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers and the Company under this Agreement are subject to fulfillment, prior to the Closing, of each of the following conditions, unless waived in writing by Sellers:

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(a) Representations and Warranties; Covenants. Each of the representations and warranties of Buyer under this Agreement shall be true and correct as of the Closing Date, and Buyer shall have complied with all its covenants under this Agreement, which are to be completed prior to the Closing Date.

(b) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Sellers the following: (i) the Closing Payment as provided in Section 1.2(b) (as adjusted by Section 1.4); (ii) the employment agreement for JG in the form provided in Exhibit A; (iii) the employment agreement for MG in the form provided in Exhibit B; (iv) a Certificate signed by Buyer, dated as of the Closing Date, to the effect that the conditions specified in paragraph (a) above have been satisfied, (v) the TicketSmarter, Inc. Series A Preferred Certificates, (vi) the Restricted Stock Grant Agreements to JG and MG for 100,000 shares of restricted DGLY stock and 50,000 shares of restricted DGLY stock, respectively, and (vii) Sellers shall have received the escrow disbursement letter from the Escrow Agent. At Closing, Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 1.4(b). The Stock Consideration as provided in Section 1.2(b) shall be provided within forty-five (45) days of Closing.

ARTICLE VI

REMEDIES FOR BREACH OF THIS AGREEMENT

6.1. Indemnification by Sellers.

(a)	Each Seller shall be obligated jointly and severally to indemnify, defend, and hold harmless Buyer and Buyer’s parent, subsidiaries, affiliates, and each of their respective officers, directors, employees, agents, successors, and assigns, (collectively and individually, the “Buyer Indemnified Parties”) agents against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees (“Losses”), that the Buyer Indemnified Parties shall incur or suffer, which arise, result from, or relate to any claim asserted against the Company accruing prior to the Closing Date, any breach of, or failure by the Sellers or the Company to perform any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Sellers or the Company under this Agreement for the time period provided in Section 6.3. Sellers shall be obligated jointly and severally to indemnify, defend, and hold harmless the Buyer Indemnified Parties from any Losses asserted against the Buyer Indemnified Parties based on the operations of the Company prior to Closing.

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(b)	In the event any third party claim accruing prior to the Closing Date is asserted against the Company, or any Seller or the Company breaches any of his, her, or it representations, warranties, and covenants contained herein, and provided that Buyer makes a written claim for indemnification against any Seller within the survival period, then each Seller shall be obligated jointly and severally to indemnify the Buyer Indemnified Parties from and against the entirety of any adverse consequences the Buyer Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) Sellers shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any adverse consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Sellers contained in Article II above until the Buyer Indemnified Parties have suffered adverse consequences by reason of all such breaches in excess of a $35,000 aggregate deductible and (B) there will be a $3,000,000 aggregate ceiling on the obligation of Sellers to indemnify the Buyer Indemnified Parties from and against adverse consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Sellers contained in Article II above. In the event any third party claim accruing prior to the Closing Date is asserted against the Company, or any Seller or the Company breaches any of his, her, or its covenants, or any of his, her, or its representations and warranties other than those in Article II, and provided that Buyer makes a written claim for indemnification against such Seller within the survival period, then such Seller shall indemnify the Buyer Indemnified Parties from and against the entirety of any adverse consequences the Buyer Indemnified Parties shall suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(c)	Sellers shall have the right to control the defense of any matter for which indemnity is sought under this Section 6.1 with counsel reasonably satisfactory to Buyer, except to the extent that any such matter involves any potential conflict of interest or regulatory issues that could adversely affect any of the Company’s regulatory approvals, in which case Buyer, at Sellers’ expense, shall be entitled to control the defense of such matter, Sellers shall be provided timely notice of all developments and shall be entitled to provide input to Buyer, and no settlement requiring a monetary payment shall be executed without prior notice to Sellers and his or her consent, which shall not be unreasonably withheld.

6.2. Indemnification by Buyer. Buyer shall indemnify, defend, save and hold harmless Sellers and Sellers’ agents and affiliates against and in respect of any and all Losses asserted against, imposed upon or resulting to or incurred by Sellers directly or indirectly, in connection with, or arising out of, or resulting from a breach of or failure by Buyer to perform any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement if said breach occurs within two years of Closing. Buyer shall have the right to control the defense of any matter for which indemnity is sought under this Section 6.2.

6.3. Limits on Indemnification. All representations and warranties made hereunder shall survive the Closing and expire on the date that is the three (3) year anniversary of the Closing Date, provided that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.13, and 2.17 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants set forth in this Agreement, including those in Article IV, that have specific expiration terms as set forth herein shall expire as of such dates, and all other covenants set forth in this Agreement which do not expire upon a date certain shall survive the Closing in accordance with their terms until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any indemnification claim made pursuant to this Article VI prior to the expiration of the applicable representation or warranty or covenant shall continue after such date until such indemnification claim is finally resolved.

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6.4. Right to Setoff. Buyer shall be entitled, in Buyer’s sole discretion, to setoff amounts that have been finally determined to be due and payable to Buyer by Sellers hereunder, either by agreement of the parties or by a final non-appealable decision of a court of competent jurisdiction, against any amounts owed by Buyer to Sellers, including but not limited to, any amount owed under JG’s employment agreement, MG’s employment agreement, the Company operating agreements, the Certificates of Designation of the Series A Preferred Stock, and/or as a Contingent Payment. During the pendency of any indemnification claim by Buyer against the Sellers, Buyer may deposit payments owed by Buyer to Sellers in a restricted account to be distributed to Buyer and/or Sellers upon and in accordance with a final non-appealable decision of a court of competent jurisdiction determining whether and to what extent Buyer has any right to setoff of amounts owed to Sellers based on any right of Buyer to indemnification by Sellers established under such claim.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated only as follows, and in each case, only by written notice:

(a) At any time by mutual written consent of Sellers and Buyer; or

(b) Prior to the Closing, by Buyer or Sellers, as the case may be, if the other party has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform is not cured within fifteen (15) calendar days after the party seeking to terminate has notified the other party of its intention to terminate this Agreement pursuant to this clause, or if any condition that must be met by the other becomes impossible to fulfill, and in each case the party seeking to terminate is not in breach.

7.2. Effect of Termination. In the event of termination of this Agreement by either Buyer or Sellers in accordance with Section 7.1, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Sellers (or their affiliates, subsidiaries, and their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination.

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ARTICLE VIII

MISCELLANEOUS

8.1. Attorneys’ Fees. In the event of the bringing of any action or suit by a party hereto against another party or parties hereunder by reason of a breach of any of the covenants, conditions, agreements or provisions by the other party or parties arising out of this agreement, the party in whose favor final judgment shall be entered shall be entitled to have and recover from the other party or parties all costs and expenses of suit, including reasonable attorneys’ fees.

8.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns, except as may otherwise be provided herein. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party, without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

8.3. Waiver. Failure to insist on compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such rights or powers at any other time or times.

8.4. Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without regard to its choice of law principles. Any action arising from or relating to this Agreement must be brought in the District Court of Johnson County, Kansas (and its appellate courts) or in the U.S. District Court for the District of Kansas (and its appellate courts), and the parties hereby irrevocably consent to the exclusive jurisdiction of, and venue in, such courts.

8.5. Counterparts; Facsimile Signatures. This Agreement, and all consents, certificates, and other documents exchanged between the parties in order to effectuate the transactions contemplated by this Agreement, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronically scanned counterpart signatures to this Agreement shall be acceptable and binding.

8.6. Effect of Heading; Interpretation. The headings of the paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provisions in this Agreement. The use in this Agreement of the term “including” and other words of similar import mean “including, without limitation” and where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, or clause. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use herein of terms importing the singular shall also include the plural, and vice versa.

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8.7. Severability. In the event that any provisions of this Agreement or any part of any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other provision or part hereof.

8.8. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.9. Legal and Tax Consequences. Each party acknowledges that he/she/it has had the opportunity to consult with its own lawyers, accountants, and other advisors regarding this Agreement, and understands the legal and tax consequences that may be relevant to this Agreement, including the purchase, sale, and/or transfer of the Acquired Units.

8.10. Notices. All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the second day after mailing, if sent by registered or certified mail, return receipt requested, upon delivery, if sent by hand delivery, when received, if sent by prepaid overnight carrier, with a record of receipt, or the first day after dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses:

if to Buyer (or, following the Closing, to the Company), then to:
TicketSmarter, Inc.
15612 College Blvd.
Lenexa, KS 66219
Attention: Stanton E. Ross, Chairman

if to Sellers (or, prior to the Closing, to the Company), then to:
__________________________
__________________________
__________________________

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

8.11. Entire Agreement; Amendments; No Third-Party Beneficiaries. This Agreement (including the recitals hereto) and the Exhibits and Schedules attached hereto set forth all of the promises, covenants, agreements, conditions and undertakings of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. No waivers of, or amendments to, any provision of this Agreement shall be valid unless memorialized in a writing signed by all parties or, in the case of a waiver, by the party making the waiver. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 6.1 to 6.3, relating to indemnitees, who are intended to benefit from such indemnities.

[signature page follows]

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

COMPANY:	TICKETSMARTER, LLC

By:
Jeffrey Goodman, Managing Member

SELLERS:
Jeffrey Goodman, Individually

Heather Goodman, Individually

Michael Goodman, Individually

BUYER:	TICKETSMARTER, INC.

By:
Stanton E. Ross, Chairman and President

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SPOUSE CONSENT

The undersigned spouse of ________________ (“Seller”) has read, understands and hereby approves all the terms and conditions of the above and foregoing Unit Purchase Agreement, including the sale of all of the Acquisition Units in TicketSmarter, LLC held by my spouse, including any community property interest or quasi-community property interest I may have in such Acquisition Units.

In consideration of Buyer purchasing Seller’s shares in TicketSmarter, LLC and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I hereby agree to be irrevocably bound by all the terms and conditions of the Agreement. Prior to giving this consent, I was given the opportunity to seek legal representation of my own in evaluating this consent. This consent is given of my own will, free from duress or the imposition of any other person’s will upon me. In giving this consent I hereby waive any right I may have under any provision of applicable law that would permit me to challenge or undo the sale of the Acquisition Units for any reason.

Dated: ___________________________

Signature

Printed Name

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Exhibit A

FORM OF

JEFFREY GOODMAN EMPLOYMENT AGREEMeNT

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Exhibit B

FORM OF

MICHAEL GOODMAN EMPLOYMENT AGREEMENT

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Exhibit C

FORM OF

TICKETSMARTER INC. SERIES A PREFERRED CERTIFICATE

IN THE NAME OF

JEFFREY GOODMAN AND HEATHER R. GOODMAN, JTRS

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Exhibit D

FORM OF

TICKETSMARTER INC. SERIES A PREFERRED CERTIFICATE

IN THE NAME OF MICHAEL GOODMAN

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EXHIBIT E

BILL OF SALE

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (“Bill of Sale”) is entered into as of September 2, 2021 (“Effective Date”) by Jeffrey Goodman, Heather Goodman, and Michael Goodman (collectively, “Sellers”), in favor of TicketSmarter, Inc., a Nevada corporation (“Buyer”). All capitalized terms used herein but not defined herein shall have the meanings set forth in the Unit Purchase Agreement (defined below).

WITNESSETH:

WHEREAS, Buyer and Sellers are, concurrently with the execution of this Bill of Sale, consummating certain transactions contemplated by that certain Unit Purchase Agreement by and between Buyer and Sellers, dated as of September 2, 2021 (the “Unit Purchase Agreement”), whereby Buyer is purchasing from Sellers all of the issued and outstanding Units (the “Acquisition Units”) in TicketSmarter, LLC, a Kansas limited liability company (the “Company”);

WHEREAS, Sellers desire to execute this Bill of Sale and Assignment for the purpose of conveying the Acquisition Units to Buyer; and

WHEREAS, Buyer desires to accept such conveyance.

NOW, THEREFORE, in consideration of the premises, representations, warranties, mutual covenants and agreements set forth in the Unit Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers hereby agree as follows:

1. Sale of Acquisition Units. On the terms and subject to the provisions of the Unit Purchase Agreement, Sellers do hereby sell, transfer, convey, and deliver to Buyer and its successors and assigns, free and clear of all encumbrances, security interests and liens, all of Sellers’ right, title, and interest in and to the Acquisition Units.

2. Further Assurances. From time to time after the date of this Bill of Sale, upon the request of either Sellers or Buyer, the other party shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Bill of Sale.

3. Miscellaneous. Nothing in this Bill of Sale shall confer upon any Person, other than Buyer and Sellers and their respective successors and assigns, any remedy or claim under this Bill of Sale or any terms, covenants or conditions hereof, and the terms of this Bill of Sale shall be for the sole benefit of the parties hereto and their respective successors and assigns. This Bill of Sale in no way defeats, limits, alters, impairs, enhances or enlarges any term of the Unit Purchase Agreement or any other agreement, including, without limitation, any rights the parties may have under the representations and warranties set forth in the Unit Purchase Agreement. No representations and warranties are made in this Bill of Sale, and the same are expressly disclaimed, it being understood and agreed that all of the rights and obligations of the parties with respect to the Acquisition Units are governed by the Unit Purchase Agreement.

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IN WITNESS WHEREOF, each Seller has caused this Bill of Sale to be duly executed as of the date first above written.

SELLER:

Jeffrey Goodman, Individually

Heather Goodman, Individually

Michael Goodman, Individually

Accepted:

TicketSmarter, Inc.

By:
Name:	Stanton E. Ross
Title:	Chairman & President

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Schedule 1.2.

List of all Company Debts to be paid off by Sellers out of the Closing Payment proceeds

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Schedule 1.4(a)

List of the Company’s Debts, Obligations, & Liabilities

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Schedule 1.4(b)

Calculation of Adjustment to the Working Capital

Assuming that the Company has paid off the debts and liabilities listed on Schedule 1.2, for the purposes of this Agreement, “Working Capital” means: (a) the current assets of the Company, minus (b) the current liabilities (inclusive of taxes of whatever nature accrued up to and including the Closing Date) of the Company, in each case, as determined as of the Closing and in accordance with GAAP.

See attached Company Balance Sheet as of June 30, 2021

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Schedule 1.5

Calculation of Contingent Payment

The contingent payment is based on the Company achieving calendar year 2021 EBITDA as reflected on the Company’s forecast below:

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